NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB: PKPL
April 4, 2014

Park Place Energy Corp. signs agreement for exploration of oil and gas in Bulgaria

Dallas, Texas, USA - Park Place Energy Corp. (“Park Place” or the “Company”) is pleased to announce that it has signed the License Agreement for the Vranino Block 1-11 with the Ministry of Economy and Energy on behalf of the Republic of Bulgaria on April 1, 2014. The Vranino exploration permit covers 98,205 acres (397.42 sq.km.) in northeast Bulgaria.

The permit is for a term of 5 years with up to an additional 5 years in extensions possible. Upon demonstration of a commercial discovery, the permit can be converted to an exploitation license of up to 35 years in length.

The Company is preparing to submit a 5 year work program and a more detailed first year work program for government approval. This work program will include acquisition of 2D and 3D seismic as well as drilling 5 new wells (or the equivalent of 10,000 meters of new wellbore). The work program is designed to demonstrate the technical and commercial feasibility of exploiting the known coal resources as a potential natural gas development. The Company will use the latest technologies available, including horizontal drilling, to unlock the natural gas potential of this area.

Scott Larsen, President said, “We are delighted with this development. The signing of the formal license agreement represents a significant milestone for Park Place.” Since resolving the permit dispute in mid-2013, the Company has been actively gathering and evaluating a large amount of technical data that was derived from the earlier exploration activities, which focused on the potential to mine coal from the extensive coal beds found at depths between approximately 4,000 to 7,000 feet (1200 to 2200 meters). The Company plans to continue the evaluation of existing data through this year to refine its future appraisal plans for natural gas production from the coal beds.

For further information, please see our website: www.parkplaceenergy.com or email us: contact@parkplaceenergy.com.

Disclaimer: Certain information regarding the Company contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. These risks include operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed in Item A of our 2012 10-K. The Company is under no obligation to update or alter any forward-looking statements. Park Place’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.